SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HEALTHCARE REALTY TRUST INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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3310 WEST END AVENUE
SUITE 700
NASHVILLE, TENNESSEE 37203

March 29, 2006
TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2006 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on Tuesday, May 9, 2006, at 10:00 a.m. (local time) at the Company’s executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee.

Please read the enclosed 2005 Annual Report to Shareholders and Proxy Statement for the 2006 annual meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy, which is being solicited by the Board of Directors, as soon as possible so that your vote will be recorded. If you attend the meeting, you may withdraw your proxy and vote your shares personally.

Sincerely,

David R. Emery
Chairman and Chief Executive Officer

IMPORTANT

COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY
AND RETURN IT PROMPTLY.

3310 WEST END AVENUE
SUITE 700
NASHVILLE, TENNESSEE 37203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 9, 2006

TO OUR SHAREHOLDERS:

The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 9, 2006, at 10:00 a.m. (local time) at 3310 West End Avenue, Suite 700, Nashville, Tennessee, for the following purposes:

(1) To elect three nominees as Class 3 directors for two-year terms;

(2) To elect three nominees as Class 1 directors for three-year terms;

(3) To ratify the appointment of the accounting firm BDO Seidman, LLP as independent auditors of the Company and its subsidiaries for the Company’s 2006 fiscal year; and

(4) To transact any other business that properly comes before the meeting or any adjournment thereof.

Holders of the Company’s Common Stock of record at the close of business on March 9, 2006 are entitled to vote at the meeting or at any adjournment of the meeting.

By order of the Board of Directors

David R. Emery
Chairman and Chief Executive Officer

Dated: March 29, 2006

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

3310 WEST END AVENUE
SUITE 700
NASHVILLE, TENNESSEE 37203

PROXY STATEMENT

This Proxy Statement contains information related to the annual meeting of shareholders to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 9, 2006, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders on or about March 29, 2006.

If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees described in this Proxy Statement, (b) FOR ratification of the appointment of the firm BDO Seidman, LLP as independent auditors of the Company and its subsidiaries and (c) FOR the recommendation of the Board of Directors on any other proposal that may properly come before the meeting. The Company’s Board of Directors selected the persons named as proxies in the enclosed proxy.

Shareholders who sign proxies have the right to revoke them at any time before they are voted by written request to the Company, and the giving of the proxy will not affect the right of a shareholder to attend the meeting and vote in person.

The close of business on March 9, 2006 has been fixed as the record date for the determination of shareholders entitled to vote at the meeting. As of the close of business on such date, the Company had 150,000,000 authorized shares of common stock, $.01 par value (the “Common Stock”), of which 47,798,206 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock.

Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes having three-year terms that expire in successive years. The current term of the Class 3 directors was to expire at the 2005 annual meeting. However, because the Company did not hold an annual meeting during 2005, the then serving Class 3 directors continued to serve. Three Class 3 directors will be re-elected for a two-year term at the 2006 annual meeting. The current three-year term of the Class 1 directors expires at the 2006 annual meeting. The Board of Directors proposes that the nominees described below, all of whom have been nominated by the Company’s Corporate Governance Committee and are currently serving as Class 3 directors and Class 1 directors, respectively, be re-elected to Class 3 and Class 1 to serve until the annual meeting of shareholders in 2008 and 2009, respectively, or until their successors have been elected. Each nominee has consented to be a candidate and to serve, if elected.

According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company’s Articles of Incorporation do not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share of Common Stock for each nominee.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Corporate Governance Committee of the Board.

Class 3 Nominees

The nominees for election as Class 3 directors are:

			Director
Name	Age	Principal Occupation	Since

David R. Emery	61	Chairman of the Board of Directors and Chief Executive Officer of Healthcare Realty Trust Incorporated	1993
Batey M. Gresham, Jr.	71	Founder/Principal, Gresham, Smith & Partners (architects), Nashville, Tennessee	1993
Dan S. Wilford	65	Retired since November 2002; previously President and Chief Executive Officer, Memorial Hermann Healthcare System (hospital system), Houston, Texas; also a director of Sanders Morris Harris Group (investment firm), Houston, Texas, Southern National Bank of Texas, Houston, Texas and LHC Group, Inc. (home healthcare provider), Lafayette, Louisiana	2002

Class 1 Nominees

The nominees for election as Class 1 directors are:

			Director
Name	Age	Principal Occupation	Since

Charles Raymond Fernandez, M.D.	62	Chief Executive Officer and Chief Medical Officer, Piedmont Clinic, Atlanta, Georgia	1993
Errol L. Biggs, Ph.D.	65	Director, Center for Health Administration and Director, Programs in Health Administration, University of Colorado; President, Biggs & Associates (consulting company), Castle Rock, Colorado	1993
Bruce D. Sullivan	65	Retired since October 2001; serving as part-time chief financial officer to several small non-public companies; previously was managing partner of Nashville office of Ernst & Young LLP	2004*

*	Mr. Sullivan, a retired partner of Ernst & Young LLP, resigned from the Board of Directors on April 27, 2005 to preserve the independence of Ernst & Young LLP, who were then auditing the Company’s restated financial statements for the years ended 2003 and 2002. Mr. Sullivan was reappointed to the Company’s Board of Directors on June 23, 2005, when it was determined that BDO Seidman, LLP (rather than Ernst & Young LLP) would audit and issue opinions for the years ended December 31, 2003 and 2002.

Continuing Directors

The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated and until their successors are elected and take office. Shareholders are not voting on the election of the following directors.

			Director
Name	Age	Principal Occupation	Since

Class 2 — 2007
Marliese E. Mooney	76	Independent healthcare consultant, Fort Myers, Florida	1993
Edwin B. Morris III	66	Managing Director, Morris & Morse Company, Inc. (real estate financial consulting firm), Boston, Massachusetts	1993
John Knox Singleton	57	President and Chief Executive Officer, Inova Health Systems, Falls Church, Virginia; also a director of Washington Mutual Investors Fund (mutual fund), Washington, D.C., JP Morgan Value Opportunities Fund (mutual fund), Washington, D.C. and Virginia Tax Exempt Fund (mutual fund), Washington, D.C.	1993

Except as indicated, each of the nominees and continuing directors has had the principal occupation indicated for more than five years.

The Board of Directors recommends that the shareholders vote FOR the election of all of the proposed nominees to the Board of Directors.

CORPORATE GOVERNANCE

Committee Membership

The Board of Directors has an Audit Committee, Compensation Committee, Corporate Governance Committee and Executive Committee. The Board of Directors has adopted written charters for each committee, except for the Executive Committee, which are posted on the Company’s website (www.healthcarerealty.com) and are available in print to any shareholder who requests a copy.

All committee members are non-employee, independent directors, except David R. Emery, the Chairman of the Board and Chief Executive Officer of the Company. The following table sets forth the current members of the committees:

Corporate
Name	Executive		Governance	Audit		Compensation

Errol L. Biggs, Ph.D.			X	X
David R. Emery	(X	)
Charles Raymond Fernandez, M.D				X
Batey M. Gresham, Jr.			X			X
Marliese E. Mooney				X
Edwin B. Morris III						(X	)
John Knox Singleton	X					X
Dan S. Wilford	X		(X )
Bruce D. Sullivan				(X	)

( )	Chairman, and in the case of the Audit Committee, the audit committee financial expert

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Code of Ethics is posted on the Company’s website (www.healthcarerealty.com) and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to: Investor Relations: Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. The Company intends to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions by posting such information on our website.

Committee Duties

Executive Committee	No meetings in 2005

•	Acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company, except those matters that cannot by law be delegated by the Board.

Corporate Governance Committee	3 meetings in 2005

•	Reviews and implements the Corporate Governance Committee charter and reports to the Board.

•	Develops and implements policies and practices relating to corporate governance.

•	Monitors implementation of the Company’s Corporate Governance Principles.

•	Develops criteria for selection of members of the Board.

•	Seeks individuals qualified to become Board members for recommendation to the Board.

•	Evaluates the performance of individual directors.

Audit Committee	18 meetings in 2005

•	Reviews and implements the Audit Committee charter and reports to the Board.

•	Selects the Company’s independent audit firm (whose duty it is to audit the books and accounts and internal control over financial reporting of the Company and its subsidiaries for the fiscal year in which it is appointed) and has the sole authority and responsibility to approve all audit and audit-related fees and terms, as well as all significant permitted non-audit services by the Company’s independent auditors.

•	Meets with the auditors and management of the Company to review and discuss the scope of the audit and all significant matters related to the audit.

•	Reviews the adequacy and effectiveness of the Company’s internal controls regarding accounting and financial matters.

•	Reviews the financial statements and discusses them with management and the independent auditors.

•	Reviews and discusses policies with respect to risk assessment and risk management and the steps management has taken to monitor and control the Company’s major financial risk exposure.

•	Reviews and discusses with management the information contained in Company’s earnings press releases, and financial information provided to analysts and rating agencies.

Compensation Committee	5 meetings in 2005

•	Reviews and implements the Compensation Committee charter and reports to the Board.

•	Establishes a general compensation policy for the Company and approves increases in directors’ fees and salaries paid to officers and senior employees earning an annual base salary in excess of $200,000.

•	Administers all of the Company’s employee benefit plans, including any stock option and restricted stock plans, bonus plans, retirement plans, stock purchase plans and medical, dental and insurance plans.

•	Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

•	Annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and key employees.

•	Gives consideration to the development and succession of senior executive officers and considers potential successors to the Chief Executive Officer.

Meeting Attendance

The Board of Directors held a total of 16 meetings in 2005. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company has not adopted a formal policy regarding director attendance at annual meetings of shareholders, but encourages each member of the Board of Directors to attend. Two members of the Board attended the 2004 annual meeting of shareholders.

Non-Management Executive Sessions

Periodically, and no less frequently than semi-annually, the non-management directors meet in executive session. The non-management directors have appointed Edwin B. Morris III to preside over the non-management executive sessions. During 2005, the non-management directors held four executive sessions. Shareholders and other parties interested in communicating with the non-management directors as a group may do so by contacting Mr. Morris in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.

Director Education

The Corporate Governance Committee has adopted a set of guidelines that encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board of Directors. Each director is expected to attend at least one ISS-accredited director education program during his or her three-year term as director. The Company pays for each director’s expenses incurred to attend accredited director education programs. During 2005, three directors attended ISS-accredited programs.

Security Holder Communication with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board of Directors or an individual director may do so by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all such correspondence and will regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for their services as directors. During 2006, each non-employee director will receive:

•	An annual retainer of $24,000 (the chairpersons of the Audit Committee, the Compensation Committee and the Corporate Governance Committee receive additional annual retainers of $10,000, $8,000 and $6,000, respectively);

•	A meeting fee of $1,000 for each Board and each committee meeting attended, including any telephonic meeting that lasts more than one hour (but only one fee in the event that more than one such meeting is held in connection with a single Board session);

•	An annual grant of 2,000 restricted shares of Company Common Stock; and

•	Reimbursement for necessary travel and other Company-related expenses incurred in attending such meetings and for expenses related to director education meetings.

The Company’s retirement plan for non-employee directors provides that when an eligible director retires after reaching age 65 and completing five years of service with the Company, such director shall receive an annual amount equal to the director’s annual retainer and meeting fee compensation for the plan year immediately preceding retirement from the Board of Directors for a period of not more than 15 years. Currently this amount would range between $38,000 and $50,000, based on the meetings held during 2005. The estate of a director who dies will receive benefits as if the director retired from the Board of Directors on the day before his or her death. If a retired director dies before the end of his or her payment period, his or her estate will receive the remaining benefits for the balance of the payment period.

Each non-employee director receives an automatic grant of shares of the Company’s Common Stock annually. Such shares are restricted for three years from the date of grant and are granted as of the Annual Meeting date. In 2005, the non-employee directors each received a grant of 1,000 shares of the Company’s Common Stock; in 2006 such number of shares is increased to 2,000 shares per director. Such shares are subject to forfeiture upon the occurrence of certain events. Shares subject to the risk of forfeiture may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors shall have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares. As of January 24, 2006, non-employee directors (past and present) had received an aggregate of 27,173 shares of Common Stock under the Company’s stock plans for non-employee directors, of which 10,100 remain restricted.

Independence of Directors

In January 2003, the Board of Directors adopted a set of Corporate Governance Principles, addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text of the Principles can be found in the Corporate Governance section of the Company’s website (www.healthcarerealty.com). A copy may also be obtained upon request from the Company’s Secretary.

Pursuant to the Principles, the Board undertook its annual review of director independence in January 2006. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director is independent.

To aid in making its annual review of director independence, the Board has adopted categorical standards for determining independence. A director is independent unless:

•	The director is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;

•	The director, or his or her immediate family member, has received more than $100,000 per year within any of the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(A) The director, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	The director, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee within the past three years;

•	The director is a current employee, or has an immediate family member that is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such company’s consolidated gross revenues within the past three years; or

•	The director has any other material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards adopted pursuant to the Principles with the exception of David R. Emery, who is employed by the Company as its Chief Executive Officer and is therefore not independent.

Director Nominee Evaluation Process

The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s web site (www.healthcarerealty.com).

Once the Corporate Governance Committee has identified a prospective nominee, the Committee reviews the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	Whether the prospective nominee would meet the Company’s criteria for independence as required by the New York Stock Exchange;

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Principles; and

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines after considering the recommendation and report of the Committee.

Shareholder Recommendation or Nomination of Director Candidates

The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The Corporate Governance Committee has not specifically adopted a policy regarding the consideration of shareholder nominees for directors, but its general policy is to welcome and consider any recommendations for future nominees. The Corporate Governance Committee will consider for nomination as director of the Company any director candidate recommended or nominated by shareholders in accordance with the process outlined below.

Shareholders wishing to recommend candidates for consideration by the Corporate Governance Committee may do so by providing the candidate’s name, qualifications and other pertinent information in writing to the Corporate Governance Committee, c/o Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.

Such information should include:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•	A representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto.

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements. This is the procedure to be followed for direct nominations, as opposed to recommendation of nominees for consideration by the Corporate Governance Committee.

To be timely for the 2007 annual meeting, such notice must be received by the Company at its executive offices no earlier than November 1, 2006 nor later than December 1, 2006.

SELECTION OF AUDITORS

The Audit Committee has appointed BDO Seidman, LLP, Certified Public Accountants, as the Company’s independent auditors for the fiscal year 2006. Representatives of this firm are expected to be present at the meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year 2006. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.

Audit and Non-Audit Fees

The following tables present fees for professional audit services rendered by Ernst & Young LLP, KPMG LLP and BDO Seidman, LLP in 2005 and 2004 for the audit of the Company’s annual Consolidated Financial Statements for the last two years, and fees billed for other services rendered by those firms for the last two years.

	2005	2004

Ernst & Young LLP
Audit fees(1)	$0	$272,500
Audit-related fees(2)	$0	$25,800
Tax fees	$0	$0
All other fees(3)	$17,958	$43,526

Total	$17,958	$341,826

	2005	2004

KPMG LLP
Audit fees	$0	$633,746
Audit-related fees(2)	$0	$10,000
Tax fees	$0	$0
All other fees	$0	$0

Total	$0	$643,746

	2005	2004

BDO Seidman, LLP
Audit fees(4)	$575,000	$1,030,146
Audit-related fees	$0	$0
Tax fees	$0	$0
All other fees	$0	$0

Total	$575,000	$1,030,146

(1)	2004 includes fees paid to Ernst & Young LLP in connection with the restatement of the Company’s 2002 and 2003 Consolidated Financial Statements.

(2)	Such services consisted primarily of audits of employee benefit plans and accounting consultations.

(3)	Such services consisted of consulting services provided to the Compensation Committee of the Board of Directors on executive and officer compensation matters.

(4)	2004 includes fees paid to BDO Seidman, LLP in connection with the audit of 2004 and the re-audit of 2003 and 2002.

All services provided by the Company’s independent auditors were approved by the Audit Committee, which concluded that the provision of such services by BDO Seidman, LLP, KPMG LLP and Ernst & Young LLP was compatible with the maintenance of such accounting firms’ independence in the conduct of their auditing functions. Because of Bruce D. Sullivan’s past employment at Ernst & Young LLP and the pension payment he currently receives from the firm, Mr. Sullivan resigned from the Board of Directors on April 27, 2005 to preserve the independence of Ernst & Young LLP, who were then auditing the Company’s restated financial statements for the years ended 2003 and 2002. Mr. Sullivan was reappointed to the Company’s Board of Directors on June 23, 2005, when it was determined that BDO Seidman, LLP (rather than Ernst & Young LLP) would audit and issue opinions for the years ended December 31, 2003 and 2002.

For the purpose of insuring the continued independence of the auditor (BDO Seidman, LLP), the Company determined that its independent auditors will not provide consulting services to the Company. Additionally, the charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the auditor. Proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

Change in Independent Auditors

On July 11, 2005, BDO Seidman, LLP was engaged as the Company’s independent auditors to audit the Company’s financial statements for each of the three years ended December 31, 2002, 2003 and 2004, was subsequently engaged to audit the Company’s financial statements for the year ended December 31, 2005, and has completed each of these financial statement audits. BDO Seidman, LLP issued an unqualified opinion on the financial statements for each of those years. With respect to BDO Seidman, LLP’s responsibility to audit management’s assessment and opinion on Management’s Report on Internal Control Over Financial Reporting as of December 31, 2004, BDO Seidman, LLP was unable to express an opinion on either management’s assessment of, or on the effectiveness of, the Company’s internal control over financial reporting as of December 31, 2004, as BDO Seidman, LLP’s engagement to audit management’s assessment commenced subsequent to December 31, 2004, and as a result, BDO Seidman, LLP was unable to obtain sufficient contemporaneous evidence necessary to express an opinion. BDO Seidman, LLP has issued an opinion, and attested to management’s assessment, that the Company’s system of internal control over financial reporting was effective as of December 31, 2005.

During the year ended December 31, 2005, there were no disagreements with BDO Seidman, LLP on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO Seidman, LLP, would have caused it to make reference thereto in its reports on the Company’s financial statements for such year. The Company did not consult BDO Seidman, LLP prior to its engagement regarding the application of accounting matters or principles, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events of the type set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K. Prior to the engagement of BDO Seidman, LLP, the Company authorized Ernst & Young LLP and KPMG LLP to discuss with BDO Seidman, LLP any and all matters relating to the independent auditor relationships between the Company and Ernst & Young LLP and KPMG LLP and to respond fully to their inquiries.

The Company had an 11-year relationship with Ernst & Young LLP as the Company’s auditors. Following the 2003 audit by Ernst & Young LLP, the Audit Committee decided to interview other accounting firms, along with Ernst & Young LLP, with regard to audit services for 2004 and selected KPMG LLP to audit the financial statements as of and for the year ended December 31, 2004. KPMG LLP was appointed by the Audit Committee as the Company’s independent auditors on March 17, 2004 and was subsequently dismissed by the Audit Committee on June 7, 2005. KPMG LLP did not complete its audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2004, and, therefore, has not issued an audit report with respect to that audit.

During the year ended December 31, 2004 and through June 7, 2005, the date of dismissal, there were no disagreements with KPMG LLP on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference thereto in its reports on the Company’s financial statements for such year.

KPMG LLP raised certain issues with respect to the accounting for two properties managed by a single operator. KPMG LLP advised the Company that it believed that these transaction structures created two variable interest entities, or “VIEs,” within the meaning of FIN 46R, which would require operations of the VIEs to be consolidated into the Company’s financial statements. Upon re-examination of the transaction and subsequent to KPMG LLP’s dismissal, the Company concluded that the transaction structures are VIEs and restated its previously issued financial statements to reflect the consolidation of the operations of these entities.

On May 25, 2005, the Audit Committee received a letter from KPMG LLP informing the committee that, as a result of its findings concerning the VIE’s, KPMG LLP no longer had confidence in the ability of current financial management, who sign the management representation letter, to determine that the Company’s Consolidated Financial Statements are fairly presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”). KPMG LLP further informed the Audit Committee that its assertion was based on competence and not integrity. At that point, in May 2005, KPMG LLP advised the Company that it was ceasing work on the audit for the year ended December 31, 2004 until appropriate remedial action was taken to provide assurance to KPMG LLP that the Company’s Consolidated Financial Statements are fairly presented in conformity with GAAP. The Company and its Audit Committee disagree with KPMG LLP’s characterization regarding the competence of financial management. At no time have Ernst & Young LLP or BDO Seidman, LLP made any similar assertions with respect to the Company’s financial management.

KPMG LLP also informed the Company that it believed that it had identified material weaknesses in the Company’s internal control over financial reporting as of December 31, 2004. Management of the Company agreed with this assessment and concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2004.

The Board recommends that the shareholders vote FOR ratification of the appointment of BDO Seidman, LLP as the Company’s independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth as of January 24, 2006 the beneficial ownership of the Company’s equity securities in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means that all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. Currently, the Company has not been advised that any principal shareholder owns 5% or more of the Company’s Common Stock.

	Common		Percent of
	Shares		Common Shares
	Beneficially		Beneficially
Name of Beneficial Owner	Owned(1)		Owned

David R. Emery	959,629	(2)(3)	2.01%
J. D. Carter Steele	20,194	(4)	*
Scott W. Holmes	19,181	(5)	*
John M. Bryant, Jr.	7,640	(6)	*
Charles Raymond Fernandez, M.D.	8,701	(7)	*
Errol L. Biggs, Ph.D.	3,871	(8)	*
Marliese E. Mooney	4,489	(9)	*
Edwin B. Morris III	4,148	(10)	*
John Knox Singleton	27,566	(10)(11)	*
Batey M. Gresham, Jr.	7,378	(10)	*
Dan S. Wilford	5,429	(12)	*
Bruce D. Sullivan	1,000	(13)	*

All executive officers and directors as a group (12 persons)	1,069,226		2.24%

*	Less than 1%

(1)	Pursuant to the rules of the Securities and Exchange Commission, restricted shares of Common Stock that the recipient does not have the ability to vote or to receive dividends on are not included.

(2)	Includes 143,352 shares owned by the Emery Family Limited Partnership and 1,448 shares owned by the Emery Family 1993 Irrevocable Trust. Mr. Emery is a limited partner of the partnership and a beneficiary of the trust, but has no voting or investment power with respect to the shares owned by such partnership or trust.

(3)	Includes 814,829 shares of stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan and its 2003 Employees Restricted Stock Incentive Plan of which 773,757 are shares of restricted stock.

(4)	Includes 1,000 shares owned by Mr. Steele’s wife and 16,471 shares of restricted stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan and its 2003 Employees Restricted Stock Incentive Plan.

(5)	Includes 16,871 shares of restricted stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan and its 2003 Employees Restricted Stock Incentive Plan.

(6)	Includes 6,786 shares of restricted stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan and its 2003 Employees Restricted Stock Incentive Plan.

(7)	Includes 3,616 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 1,300 are shares of restricted stock.

(8)	Includes 3,606 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 1,300 are shares of restricted stock.

(9)	Includes 3,489 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 1,300 are shares of restricted stock.

(10)	Includes 3,648 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 1,300 are shares of restricted stock.

(11)	Of these shares, 2,267 are held in trust by Mr. Singleton for the benefit of his minor children, 592 are held jointly with Peggy T. Singleton, Mr. Singleton’s wife, 11,501 are owned by Mr. Singleton’s wife, 7,460 are held by Mr. Singleton in a living trust, and 1,906 are owned in an IRA.

(12)	Includes 1,450 shares of stock granted under the Company’s 1995 Restricted Stock Plan for Non-Employee Directors, of which 1,300 are shares of restricted stock.

(13)	Includes 1,000 shares of stock granted under the Company’s 1995 Restricted Stock Plan for Non-Employee Directors, all of which are restricted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2005.

During 2005, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year have been timely filed, except as set forth below.

John Knox Singleton acquired 60 shares of Common Stock, which was due to be reported on December 14, 2005, but was inadvertently filed one day late on December 15, 2005. Mr. Singleton also indirectly acquired beneficial ownership of 1,000 shares of Common Stock, which was due to be reported on December 17, 2005, but was inadvertently filed late on February 3, 2006.

EXECUTIVE OFFICERS

The executive officers of the Company are:

Name	Age	Position

David R. Emery	61	Chairman of the Board & Chief Executive Officer
Scott W. Holmes	51	Senior Vice President & Chief Financial Officer
J. D. Carter Steele	57	Senior Vice President & Chief Operating Officer
John M. Bryant, Jr.	39	Senior Vice President & General Counsel

Each of the Company’s executive officers serves in their respective positions for the terms specified in their employment agreements, which are discussed under the caption “Employment Contracts And Change-In-Control Arrangements” in this Proxy Statement.

Mr. Emery formed the Company and has held his current positions since May 1992. Prior to 1992, Mr. Emery was engaged in the development and management of commercial real estate in Nashville, Tennessee. Mr. Emery has been active in the real estate industry for more than 35 years.

Mr. Holmes is a licensed CPA and has served as the Chief Financial Officer since January 1, 2003 and was the Senior Vice President — Financial Reporting (principal accounting officer) from October 1998 until January 1, 2003. Prior to joining the Company, Mr. Holmes was Vice President — Finance and Data Services at Trigon HealthCare, Inc., an insurance company located in Virginia. Mr. Holmes was with Ernst & Young LLP for more than 13 years and has considerable audit and financial reporting experience relating to public companies.

Mr. Steele has served as the Chief Operating Officer since January 1, 2003 and has held senior management positions relating to asset administration of the Company since May 1997. He serves as a point of contact for all issues related to real estate investments, due diligence advisory services and property management. Mr. Steele has over 20 years experience in structuring and executing real estate transactions. Mr. Steele is a former partner with the commercial real estate brokerage firm McWilliams & Steele in Nashville, Tennessee.

Mr. Bryant became the Company’s Senior Vice President and General Counsel on November 1, 2003. From April 22, 2002 until November 1, 2003, Mr. Bryant was Vice President and Assistant General Counsel. Prior to joining the Company, Mr. Bryant was a shareholder with the law firm of Baker Donelson Bearman & Caldwell in Nashville, Tennessee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table reflects the compensation of the Named Executive Officers:

				Long-Term Compensation
				Restricted	Securities	All
	Annual Compensation(1)			Stock	Underlying	Other
Name and Principal Position	Year	Salary	Bonus	Awards(4)	Options/SARs(2)	Compensation(3)

David R. Emery	2005	$484,172	0	$46,817	614	$13,086
Chairman of the Board and	2004	$468,251	0	$4,433,625	—	—
Chief Executive Officer	2003	$461,331	0	$3,016,125	—	—
Scott W. Holmes	2005	$215,678	0	$305,548	614	—
Senior Vice President and	2004	$204,680	0	$196,000	—	—
Chief Financial Officer	2003	$161,017	0	$44,570	—	—
J. D. Carter Steele	2005	$237,203	0	$292,485	614	—
Senior Vice President and	2004	$241,747	0	$170,309	—	—
Chief Operating Officer	2003	$192,688	0	$53,318	—	—
John M. Bryant, Jr.	2005	$215,600	0	$104,479	614	—
Senior Vice President and	2004	$192,000	0	$96,025	—	—
General Counsel	2003	$137,700	0	$38,114	—	—

(1)	In addition to the amounts shown on the table, the Company provides annual compensation to executive officers in the form of the cost of life and supplemental disability insurance premiums, personal use of the Company’s airplane, and certain tax filing services paid on behalf of Mr. Emery. Any amounts in excess of the lesser of $45,000 or 10% of the officer’s base salary are reimbursed by the officer.

(2)	The 614 shares represents shares available for purchase under the 2000 Employee Stock Purchase Plan (the “Purchase Plan”) as discussed on pages 15-17 of this Proxy Statement. The Purchase Plan is available to all employees who have been employed for more than 90 days.

(3)	The amounts in this column relate to reimbursements made to the officer by the Company for payroll taxes incurred in connection with certain of the non-cash compensation described in footnote 1 above.

(4)	Each of the Named Executive Officers received restricted shares of Common Stock (a) in lieu of certain annual cash compensation, and/or (b) pursuant to long-term incentive awards. The shares issued pursuant to the long- term incentive awards were issued based upon attainment of specified target objectives, and the shares will fully vest without restriction if the executives remain employees of the Company for the specified periods. During the restricted period, holders may vote the shares and receive all dividends thereon. The following table sets forth certain information concerning such restricted stock issuances. The stock values indicated in the table do not reflect any diminution of value attributable to the restrictions on such shares.

		Shares				Shares	Weighted			Number	Value
		Issued in	Stock	Stock		Issued	Average			of all	of all
		Lieu of	Price at	Value at		Pursuant to	Stock	Stock		Restricted	Restricted
		Annual	End of	End of		Long-Term	Price at	Value at		Shares	Shares
		Cash	Grant	Grant	Years	Incentive	Grant	Grant	Years	Held at	Held at
Executive	Year	Comp.(3)	Year	Year(1)	to Vest	Awards	Date	Date	to Vest	Year End	Year End(2)

David R. Emery	2005	0	$—	$0	—	1,149	$40.746	$46,817	10	773,757	$25,742,895
	2004	0	—	$0	—	112,500	$39.410	$4,433,625	12	—	$—
	2003	0	—	$0	—	112,500	$26.810	$3,016,125	12	—	$—
Scott W. Holmes	2005	6,499	$33.27	$216,222	8	718	$40.746	$29,256	10	16,871	$561,298
	2004	5,256	$40.70	$213,919	8	0	$—	$—	—	—	$—
	2003	918	$35.75	$32,819	3-8	580	$30.550	$17,719	10	—	$—
J. D. Carter Steele	2005	6,403	$33.27	$213,028	8	791	$40.746	$32,230	10	16,471	$547,990
	2004	4,663	$40.70	$189,784	8	0	$—	$—	—	—	$—
	2003	1,098	$35.75	$39,254	3-8	694	$30.550	$21,202	10	—	$—
John M. Bryant, Jr.	2005	2,110	$33.27	$70,200	8	589	$40.746	$23,999	10	6,786	$225,770
	2004	2,686	$40.70	$109,320	8	0	$—	$—	—	—	$—
	2003	785	$35.75	$28,064	3-8	496	$30.550	$—	10	—	$—

(1)	Based upon the closing price of a share of Common Stock on the New York Stock Exchange, Inc. on December 31 of the grant year.

(2)	Based upon the closing price of a share of Common Stock on the New York Stock Exchange, Inc. on December 30, 2005 of $33.27.

(3)	Includes matching shares issued based on each officers’ election of an eight-year cliff vesting period.

Stock Options

The Company did not have any stock options or stock appreciation rights outstanding, granted or exercised during 2005 except pursuant to the Purchase Plan as disclosed in the tables below. The Purchase Plan is open to all employees of the Company. Each participant is given an option on January 1 of each year to purchase up to $25,000 of the Company’s Common Stock. The number of shares is determined by dividing $25,000 by the closing price of the Company’s Common Stock on December 31 of the preceding year. Participants may purchase shares at a price equal to the lesser of (i) 85% of the market price of the Company’s Common Stock on the first day of the grant year or (ii) 85% of the market price of the Company’s Common Stock on the purchase date. No option can be exercised for more than $25,000 worth of Common Stock for each calendar year for which the option is outstanding. Each option expires 27 months after it is granted.

Option/SAR Grants in Last Fiscal Year

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to		Market Price		Present Value
	Options/SARs	Employees in	Exercise or	on Date of		at Grant Date
Name	Granted(1)	Fiscal Year	Base Price(2)	Grant	Expiration Date	Market Price(3)

David R. Emery	614	0.5%	$28.28	$40.70	04-01-2007	$3,120
Scott W. Holmes	614	0.5%	$28.28	$40.70	04-01-2007	$3,120
J. D. Carter Steele	614	0.5%	$28.28	$40.70	04-01-2007	$3,120
John M. Bryant, Jr.	614	0.5%	$28.28	$40.70	04-01-2007	$3,120

(1)	Share options were granted under the Purchase Plan. None of the Purchase Plan share options listed were exercised by the executive officers during 2005.

(2)	In accordance with the terms of the Purchase Plan, the option price on the date of exercise will be the lesser of 85% of the market price on the date of grant or 85% of the market price on the date of exercise. The exercise price of $28.28 is 85% of the market price at December 31, 2005 ($33.27) since it was less than the market price on the date of grant.

(3)	The present value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following assumptions for the 2005 option: risk-free interest rate of 3.08%, dividend yield of 7.50%, volatility factor of the expected market price of the Company’s Common Stock of 0.194 and an expected option life of 1.51.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of
			Securities Underlying	Value of Unexercised
	Shares		Unexercised Options/	In-the-Money Options/
	Acquired on	Value	SAR’s at FY-End	SAR’s at FY-End
Name	Exercise	Realized	Exercisable/Un-exercisable	Exercisable/Un-exercisable(1)

David R. Emery	0	$0	1,313/0	$6,552/0
Scott W. Holmes	0	$0	1,313/0	$6,552/0
J. D. Carter Steele	0	$0	1,313/0	$6,552/0
John M. Bryant, Jr.	0	$0	1,313/0	$6,552/0

(1)	Aggregate market value used in determining exercisable option value is based on the closing price per share of $33.27 on December 31, 2005.

Pension or Retirement Plans

The Company’s Executive Retirement Plan for certain officers is a defined benefit plan. The amount of a retiree’s pension is calculated using pay and years of service as an employee, rather than by the market value of the plan’s assets as in defined contribution plans.

Upon retirement, a participant receives an annual pension from the plan equal to 60% of the participant’s Final Average Annual Compensation, as defined below, plus 6% for each year of (but not more than five years) service after age 60 (90% for retirement at age 65 with at least five years of service). Plan benefits are reduced by the participant’s primary Social Security benefits and Company contributions to the participant’s 401(k) plan. The annual pension benefit is payable to the participant’s spouse upon the participant’s death.

The retirement benefit is adjusted annually to reflect changes in the Consumer Price Index. In addition, a participant may elect to take the retirement benefit in a lump-sum payment equal to the present value of the cash payments that would otherwise be paid to the participant. Such present value shall be determined as of the date of delivery of the notice of election and shall be based on a discount rate on 90-day U.S. Treasury bills, as reported in the Wall Street Journal (or similar publication).

“Final Average Annual Compensation,” which is calculated as the average of the three highest, not necessarily consecutive, years’ earnings, is based upon a participant’s annual cash compensation (but not including cash bonuses for employees whose annual salary exceeds $200,000). The value of any restricted stock awards will not be included as Final Average Annual Compensation in determining the annual pension.

The Compensation Committee selects eligible participants in the plan. As of January 24, 2006, the Compensation Committee has selected only one executive officer, David R. Emery, as a participant for this plan. Mr. Emery has provided 13 years of service to the Company as of December 31, 2005.

The following table illustrates the annual pension benefits upon the normal retirement age of 65 calculated before any offset of the employee’s primary Social Security benefits or Company contributions to the participant’s 401(k) plan:
PENSION PLAN TABLE

	Years of Service
Final Average Annual Compensation	5	10	15	20

$350,000	$315,000	$315,000	$315,000	$315,000
400,000	360,000	360,000	360,000	360,000
450,000	405,000	405,000	405,000	405,000
500,000	450,000	450,000	450,000	450,000
600,000	540,000	540,000	540,000	540,000
700,000	630,000	630,000	630,000	630,000
800,000	720,000	720,000	720,000	720,000
900,000	810,000	810,000	810,000	810,000
1,000,000	900,000	900,000	900,000	900,000

Deferred Compensation Plan

The 2003 Employees Restricted Stock Incentive Plan, as amended (the “2003 Employee Plan”) authorizes the Company to issue 2,099,853 shares of Common Stock to its employees. The plan terminates on December 1, 2012. As of December 31, 2005 and 2004, the Company had issued, net of forfeitures, a total of 68,469 and 37,654 restricted shares, respectively, under the 2003 Employee Plan and a total of 1,301,852 and 1,302,975 restricted shares, respectively, under its predecessor plan for compensation-related awards to employees. No additional shares will be issued under the predecessor plan. The 2003 Employee Plan Shares are generally subject to fixed vesting periods varying from three to ten years beginning on the date of issue. If an employee voluntarily terminates employment with the Company before the end of the vesting period, the shares are forfeited, at no cost to the Company. Once the 2003 Employee Plan Shares have been issued, the employee has the right to receive dividends and the right to vote the shares.

Employee Stock Purchase Plan

The Purchase Plan allows eligible employees of the Company and its subsidiaries to purchase shares of the Company’s Common Stock through regular payroll deductions and voluntary contributions at a price equal to the lesser of (i) 85% of the market price of the Company’s Common Stock on the first day of the grant year or (ii) 85% of the market price of the Company’s Common Stock on the purchase date. The Company has reserved 1,000,000 shares of Common Stock for issuance pursuant to the Purchase Plan, subject to adjustment resulting from (i) a stock dividend, split or combination, (ii) recapitalization or reclassification, (iii) a reorganization, merger or consolidation in which the Company is the surviving corporation or (iv) another similar change affecting the Company’s Common Stock. As of December 31, 2005, a total of 363,347 shares had been issued or optioned to employees under the Purchase Plan and its predecessor plan.

Employment Contracts And Change-In-Control Arrangements

David R. Emery

Mr. Emery’s employment agreement, pursuant to which he serves as Chairman, President and Chief Executive Officer of the Company, has a one-year term that is automatically extended on January 1 of each year for an additional year. Under this agreement, Mr. Emery receives a 2006 base salary of $501,118 (which includes a cost of living adjustment) and annual increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Emery is entitled to participate in the Company’s 2003 Employee Plan and all other benefit programs generally available to executive officers of the Company. Mr. Emery may also receive an annual bonus at the discretion of the Compensation Committee which may be in the form of restricted stock in accordance with the Company’s 2003 Employee Plan.

If Mr. Emery’s employment agreement is terminated for any reason other than for cause or upon Mr. Emery’s voluntary termination, he is entitled to receive his unpaid salary, earned bonus, vested, released, granted, or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits accrued through the date of termination. In addition, Mr. Emery will receive as severance compensation his base salary for a period of three years following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination. Mr. Emery may elect to receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day treasury bill interest rate in effect on the date of delivery of such election notice).

If a “change-in-control” (as defined in the employment agreement) occurs, Mr. Emery may terminate his agreement and receive his base salary (at the rate payable at the time of such termination) for a period of five years and other benefits described above through the remaining term of the agreement and an amount equal to three times his average annual bonus during the two years immediately preceding the termination. Mr. Emery may elect to receive from the Company the present value of such payments as a lump sum severance payment (calculated as provided above), which may not be less than three times his base salary. In such event, Mr. Emery is entitled to receive a tax gross-up payment as compensation for any excise tax imposed by Section 280(g) of the Internal Revenue Code which would be required to be paid.

The Company may terminate Mr. Emery’s agreement for “cause,” which is defined to include acts of dishonesty on Mr. Emery’s part constituting a felony which has resulted in material injury to the Company and which is intended to result directly or indirectly in substantial gain or personal enrichment to Mr. Emery at the expense of the Company or Mr. Emery’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of Mr. Emery’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

Mr. Emery’s agreement may also be terminated if he dies or if he becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery’s death or disability, Mr. Emery (or his estate) shall receive his unpaid salary, earned bonus, vested, released, granted or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery’s employment agreement contains restrictive covenants pursuant to which Mr. Emery has agreed not to compete with the Company during the period of Mr. Emery’s employment and any period following termination of his employment during which he is receiving severance payments except in the event of a change-in-control of the Company.

Other Executive Officers

The Company’s other executive officers — Scott W. Holmes, Senior Vice President and Chief Financial Officer; J.D. Carter Steele, Senior Vice President and Chief Operating Officer; and John M. Bryant, Jr., Senior Vice President and General Counsel — have employment agreements with the Company. Each of the three employment agreements is similar in scope except for the 2006 base cash salary, net of deferred compensation amounts — $223,011 for Mr. Holmes; $245,268 for Mr. Steele; and $209,817 for Mr. Bryant. Each agreement has a one-year term that is automatically extended on January 1 of each year for an additional year. Under each agreement, the employee receives a base salary (which includes a cost of living adjustment) and annual increases at the discretion of the Compensation Committee of the Board of Directors. Each employee is entitled to participate in the Company’s restricted stock plan and all other benefit programs generally available to executive officers of the Company.

If an employment agreement is terminated for any reason other than for cause or upon the employee’s voluntary termination, he is entitled to receive his unpaid salary, earned bonus, vested, released, granted, or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits through the date of termination. In addition, the employee will receive as severance compensation his base salary for a period of 18 months following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination.

If a “change-in-control” (as defined in the employment agreement) occurs, the employee may terminate his agreement and receive his accrued base salary and other benefits described above through the termination date, an amount equal to 1.5 times his base salary through the remaining term of the agreement, and an amount equal to two times his average annual bonus during the two years immediately preceding the termination. Each employee may elect to receive from the Company the present value of such payment (calculated in the same manner as for Mr. Emery) as a lump sum severance payment, which may not be less than 1.5 times the base salary. In such event, the employee is entitled to receive a tax gross-up payment as compensation for any excise tax imposed by Section 280(g) of the Internal Revenue Code which would be required to be paid.

The Company may terminate the employee’s agreement for “cause,” which is defined to include material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or the employee’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of the employee’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

Each agreement may also be terminated if the employee dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of the employee’s death or disability, the employee (or his estate) shall receive his unpaid salary, earned bonus, vested, released, granted or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if the employee becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

The Company has agreed to indemnify each of the employees for certain liabilities arising from actions taken within the scope of his employment. Each employment agreement contains restrictive covenants pursuant to which such employee has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments except in the event of a change-in-control of the Company.

Compensation Committee Interlocks And Insider Participation

During 2005, the members of the Compensation Committee of the Board of Directors were Edwin B. Morris III (Chairman), Batey M. Gresham, Jr. and John Knox Singleton. There are no interlocks among the members of the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

The Compensation Committee establishes a general compensation policy for the Company and is responsible for approving increases in compensation paid to the executive officers of the Company within the framework of the policy. The Compensation Committee administers the Company’s employee benefit plans, including restricted stock plans. The Compensation Committee reviews its decisions with the full Board of Directors.

Comprehensive Executive Compensation Policy

The Company’s compensation program for executives consists of two key elements:

•	Cash compensation competitive with that paid to the executive officers of comparable real estate companies; and

•	The opportunity to increase one’s share ownership in the Company reflecting executive contribution to the achievement of the Company’s long-term goals.

The following is a summary of the compensation policy of the Company established by the Compensation Committee:

Cash Compensation.  The Compensation Committee regularly reviews the executive compensation policies and practices of selected comparable real estate companies.

In October 2003, the Company determined cash compensation for officers, including executive officers, to be equal to the median cash compensation of comparable positions at such other companies, and assumes that cash compensation increases in equal increments over 20 years to reach the 75th percentile of the cash compensation of comparable positions.

The salary of each officer, including executive officers, is equal to the median comparable plus the tenure-adjusted amount. Each year, the salary is increased by the annual tenure adjustment increment, plus a cost-of-living adjustment. Every three years, the base of comparable companies is re-evaluated, the median and 75th percentile comparables are re-determined, and each officer’s salary is adjusted based on the new base using the same methodology. The Compensation Committee has not re-evaluated the base of comparable companies since 2003.

Stock Ownership.  The Compensation Committee periodically reviews the Company’s stock purchase plans and retains the authority to make adjustments based on changed circumstances. The Compensation Committee believes that it would be in the Company’s best interest to encourage key management employees to increase their equity position in the Company to promote share ownership and further align executive and shareholder interests. Restricted stock awards are valued based upon the length of the restriction period elected by the employee. Commencing in 2002, the Company ceased granting cash bonuses and has since awarded bonuses in the form of restricted stock based on achievement of specified goals. The Company currently does not grant long-term options to acquire stock and has no options outstanding other than options available to all employees under the Purchase Plan.

Over time, the Company has matured into an operating entity, with greater emphasis on managing and replacing a maturing portfolio. Therefore, the Compensation Committee believes that future awards under the restricted stock plan, should reflect the Company’s evolving status by providing incentives to the broader class of its officers who will direct their individual and collective efforts toward insuring the continued successful delivery of dividends to shareholders. The Compensation Committee also believes that by increasing and broadening the officers’ ownership stake in the Company, future awards under its restricted stock plans should be an effective tool in retaining this broader group of officers.

All officers may defer up to 40% of their base salary in the form of shares of restricted stock. The officer must elect his or her participation level by the end of a year for the coming year. All shares issued are based on the then current market price. The number of shares can be increased by a multiple of the deferred amount depending on the length of the vesting period selected by the officer.

In October 2003, the Company initiated a program pursuant to which all officers, including executive officers, can receive shares of restricted stock valued at up to 25% of such officer’s base salary before deferred compensation. For the year ended December 31, 2004, the Company issued to its officers stock valued at $318,591 under this plan. Beginning with the first quarter of 2005, the Company designates quarterly an amount equal to 25% of the officer’s gross annual compensation rate effective during that quarter, calculates the dividend payout ratio (dividends as a percentage of funds from operations adjusted for certain non-cash items) for the four previous quarters, and grants restricted shares based on a sliding scale of the ratio over the previous number of shares reserved for such officer. The lower the payout ratio, the greater the number of restricted shares issued to such officer. Restricted shares granted to an officer will vest in ten years subject to the officer’s continued employment with the Company during the vesting period.

During the vesting period under both programs implemented in 2003, the recipients receive dividends and have full voting rights to these shares.

Compensation of Chief Executive Officer

Under David R. Emery’s employment agreement, Mr. Emery’s annual cash compensation is subject to cost of living adjustments and annual increases at the discretion of the Compensation Committee. The Compensation Committee established Mr. Emery’s 2006 base cash compensation, as the Chief Executive Officer, at $501,118. Mr. Emery is entitled to participate in all of the Company’s benefit programs generally available to executive officers of the Company. The Company provides Mr. Emery with up to $45,000 in value of certain incidental perquisites such as supplemental life and disability insurance coverage, use of the Company’s corporate aircraft, reimbursement for payroll taxes incurred in connection with non-cash compensation and certain financial and tax planning assistance. Mr. Emery reimburses the Company for the value of these perquisites over a total of $45,000. Mr. Emery reimbursed the Company $32,331 for excess 2005 perquisites.

Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee’s policy is to qualify its executive compensation for deductibility to the extent practicable.

Members of the Compensation Committee

Edwin B. Morris III (Chairman)
Batey M. Gresham, Jr.
John Knox Singleton

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange. Audit Committee members may serve on the audit committees of no more than three public companies.

Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Bruce D. Sullivan, the chairman of the Audit Committee, meets the criteria to be an “audit committee financial expert.”

The Company’s management has primary responsibility for preparing the Company’s financial statements and implementing internal controls over financial reporting. The Company’s 2005 independent auditors, BDO Seidman, LLP, are responsible for expressing an opinion on the Company’s financial statements and on the effectiveness of its internal control over financial reporting.

The role and responsibilities of the Audit Committee are set forth in a revised charter approved by the Board in March 2006, which is attached to this Proxy Statement as Appendix A.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditor is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

To fulfill its responsibilities, the Audit Committee has met and held discussions with management and the independent auditors concerning the consolidated financial statements for the fiscal year ended December 31, 2005. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors all communications required by generally accepted auditing standards.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”).

In addition, the Audit Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of the Company’s internal control structure. The Audit Committee discussed with the internal auditor the Company’s internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and BDO Seidman, LLP, as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Members of the Audit Committee

Bruce D. Sullivan (Chairman)
Marliese E. Mooney
Errol L. Biggs, Ph.D.
Charles Raymond Fernandez, M.D.

COMPARATIVE PERFORMANCE GRAPH

The SEC requires the Company to include in this Proxy Statement a line graph which compares the yearly percentage change in cumulative total shareholder return on the Company’s Common Stock with (a) the performance of a broad equity market indicator and (b) the performance of a published industry index or peer group. The following graph compares the monthly percentage change in the return on the Company’s Common Stock since January 1, 2001 with the cumulative total return on the Total Return Index for Equity REITs, published by the National Association of Real Estate Investment Trusts, Inc. and the Russell 3000 Index. The graph assumes the investment on January 1, 2001 of $100 and that all dividends were reinvested at the time they were paid. In previous years, the Company used the Standard and Poor’s 500 Index as the broad equity market indicator for the production of this comparative performance graph, but selected the Russell 3000 Index this year. The Company’s decision to change indices was due solely to cost savings and administrative ease.

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Healthcare Realty Trust	100.00	144.41	163.21	216.09	263.47	230.86
Russell 3000	100.00	88.54	69.47	91.04	101.92	108.16
NAREIT All Equity REIT Index	100.00	113.93	118.29	162.21	213.43	239.39

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The architectural firm Gresham, Smith & Partners received fees of approximately $163,000 during 2005 for services rendered to the Company. Batey M. Gresham, Jr., a director of the Company, is a founder of Gresham, Smith & Partners and is currently a non-profit-participating principal in such firm. Accordingly, Mr. Gresham received no personal benefit from such fees.

GENERAL INFORMATION

Shareholder Proposals for 2007 Annual Meeting

Shareholder proposals intended to be presented at the 2007 annual meeting of shareholders must comply with the SEC’s proxy rules, be stated in writing and be received by the Company at its executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 not earlier than November 1, 2006 nor later than December 1, 2006, in order to be included in the Proxy Statement and proxy for that meeting. Additionally, the proxy for next year’s annual meeting will confer discretionary authority to vote on any shareholder proposal which the Company receives notice of later than the close of business on January 31, 2007.

Counting of Votes

All matters specified in this Proxy Statement will be voted on at the annual meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock outstanding, the shares of Common Stock represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.”

Inspectors of election will treat shares referred to as “broker non-votes” (i.e. shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Miscellaneous

The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. The Company has retained The Altman Group, Inc. to aid in the solicitation. For its services, the Company will pay The Altman Group, Inc. a fee of $5,000 and reimburse it for certain out-of-pocket disbursements and expenses. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

A copy of the Company’s Annual Report has been mailed to all shareholders entitled to notice of and to vote at this meeting.

HEALTHCARE REALTY TRUST INCORPORATED

David R. Emery
Chairman and Chief Executive Officer

March 29, 2006

Appendix A

HEALTHCARE REALTY TRUST INCORPORATED

CHARTER
OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
(AMENDED AS OF MARCH 1, 2006)

1.	Purpose

The Audit Committee of Healthcare Realty Trust Incorporated (the “Company”) is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities by monitoring and reviewing:

•	The integrity of the Company’s financial reports and other financial information provided by the Company to the public or any governmental body;

•	The Company’s compliance with applicable legal and regulatory requirements;

•	The qualifications and independence of the Company’s independent auditing firm; and

•	The performance of the Company’s independent auditors and the Company’s internal audit function.

It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial condition and results of operations and have been prepared in accordance with generally accepted accounting principles (“GAAP”) and applicable laws and regulations.

Management of the Company has the responsibility for the Company’s financial reporting process, which includes preparing the financial statements and implementing internal controls over financial reporting. The independent audit firm has the responsibility for expressing an opinion that the Company’s consolidated financial statements conform in all material respects to generally accepted accounting principles and for reporting any material weaknesses in internal controls discovered during the course of the audit. The Committee’s role is to monitor and review these processes.

2.	Composition

The Committee shall consist of three or more directors, who shall be appointed annually, and who shall be subject to removal at any time, by the Board of Directors. Each Committee member shall meet the independence requirements established by rules of the Securities and Exchange Commission (the “SEC”) and listing standards of the New York Stock Exchange (“NYSE”), as well as the independence standards set forth in the Company’s Corporate Governance Guidelines.

All Committee members shall be financially literate, having a basic understanding of financial controls and reporting. At least one Committee member shall also have accounting or related financial management expertise, including at a minimum the expertise required by rules of the SEC and listing standards of the NYSE.

No member of the Audit Committee shall receive directly any compensation from the Company other than his or her directors’ fees and benefits.

The members of the Committee shall be appointed and removed by the Board on the recommendation of the Corporate Governance Committee. The members of the Committee shall designate a chairman.

3.	Meetings

The Committee shall meet as often as circumstances dictate. The Committee shall also meet at least annually with management of the Company, representatives of the independent audit firm, and the employees responsible for the Company’s internal audit function in separate executive sessions to discuss the Company’s internal controls, the completeness and accuracy of the Company’s financial statements, and any other matters that the Committee or any of these persons believe should be discussed privately. In addition, the Committee shall meet with representatives of the independent audit firm and management quarterly in connection with the Committee’s review of the Company’s interim financial statements included in the quarterly reports filed with the SEC. Any or all members of the Committee may participate in meetings by conference telephone call or any other means of communication by which all members participating may simultaneously hear each other during the meeting. The Committee shall set its own rules of procedure and may delegate authority to subcommittees of its members. The Committee shall keep minutes of its activities.

4.	Committee Authority and Responsibilities

A. The Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities contained in this charter, and it shall have the authority to communicate directly with the independent audit firm and any employee of the Company.

B. The Committee shall conduct its activities in accordance with the policies and principles contained in the Company’s Corporate Governance Principles.

C. The Committee shall select the independent auditor to audit the Company’s accounts, controls and financial statements. The Committee shall have the sole authority and responsibility to select, evaluate, compensate and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the auditor regarding financial reporting). The independent auditor and each such registered public accounting firm will report directly to the Committee. The Committee shall have the sole authority to approve all audit engagement fees and terms and the Committee, or a member of the Committee, must pre-approve any audit and non-audit service provided to the Company by the Company’s independent auditor.

D. In furtherance of this purpose, the Committee shall have the following authority and responsibilities:

1. To prepare and publish an annual Committee report as required by the SEC to be included in the Company’s annual proxy statement.

2. To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other matters required to be reviewed under applicable legal, regulatory, professional or NYSE requirements.

3. To discuss with management and the independent auditor, as appropriate, information contained in the Company’s earnings press releases and financial information provided to analysts and rating agencies.

4. To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response.

5. To discuss with management the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

6. To review the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

7. To oversee the internal audit function, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, termination, compensation and rotation of the audit staff.

8. To review, with such members of management as the Committee deems appropriate, the Company’s internal system of financial controls and the results of internal audits.

9. To obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the Committee will review at least annually all relationships between the independent auditor and the Company.

10. To set policies for the hiring of employees or former employees of the Company’s independent auditor.

11. To review and investigate any matters that arise pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Company. The Committee will meet, as deemed appropriate, with the general counsel and other Company officers or employees regarding the Company’s compliance with legal and regulatory requirements.

12. To retain such outside counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fee and retention terms.

13. To report its recommendations to the Board of Directors.

14. To review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

15. To establish procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

E. The Committee shall also have such additional authority to assume additional responsibilities and take additional actions as may be delegated to it by the Board of Directors.

5.	Annual Assessment

The Committee shall conduct an annual self-evaluation to determine whether it is functioning effectively. The Committee shall solicit comments from all directors and report annually to the Board with an assessment of the Committee’s performance. This assessment shall be discussed with the full Board following the end of each fiscal year. This assessment shall focus on the Committee’s contribution to the Company and specifically focus on areas in which the Board or management believes the Committee could improve.

Recommended by the Audit Committee on March 1, 2006 and adopted by the Board of Directors on March 1, 2006.

Proxy Statement 1188-PS-06

COMMON STOCK PROXY
HEALTHCARE REALTY TRUST INCORPORATED
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints David R. Emery and John M. Bryant, Jr., and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 9th, 2006, at 10:00 a.m., and at any adjournment thereof.

This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named below and (b) FOR the ratification of the appointment of BDO Seidman, LLP as the Company’s independent auditors, and (c) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

1.	Election of Class 3 Directors.

Nominees: David R. Emery, Batey M. Gresham, Jr., and Dan S. Wilford

☐	FOR ALL NOMINEES (except as marked to the contrary)	☐	WITHHOLD FROM ALL NOMINEES

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

2.	Election of Class 1 Directors.

Nominees: Charles Raymond Fernandez, M.D., Errol L. Biggs, PhD., and Bruce D. Sullivan

☐	FOR ALL NOMINEES (except as marked to the contrary)	☐	WITHHOLD FROM ALL NOMINEES
(Continued and to be dated and signed on reverse side)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

3.	Proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent auditors.

☐ FOR          ☐  AGAINST          ☐ ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Date: _ _

Signature _ _

Date: _ _

Signature _ _

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.